Ally Financial Demand Notes: Pricing Supplement

Pricing Supplement Dated: 08/10/2020	Rule 424 (b) (3)
(To Prospectus Dated December 12, 2017)	File No. 333-222012

Ally Financial Inc.
Demand Notes – Floating Rate

Effective Dates	Principal Amount	Rate	Yield

08/10/2020 through 08/16/2020	Under $15,000	0.75%	0.75%
	$15,000 through $50,000.99	0.95%	0.95%
	$50,001 and above	1.10%	1.11%